Exhibit 10.2

Execution Version

November 24, 2019

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, NE 68154

Dear Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 24, 2019, by and among TD Ameritrade Holding Corporation (“TD Ameritrade”), The Charles Schwab Corporation (“Schwab”) and Americano Acquisition Corp. The Toronto-Dominion Bank (“TD Bank”), TD Ameritrade and Schwab hereby agree as follows:

1.       Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement in effect on the date hereof.

2.       Closing. TD Ameritrade and Schwab each agree that they shall not consummate the Merger unless and until the following conditions have been satisfied (or, to the extent permitted by Applicable Law, waived by TD Bank):

(a) TD Bank shall have received all necessary approvals from the Federal Reserve Board for the acquisition of the shares of Parent Common Stock that are to be issued to TD Bank in the Merger pursuant to the Merger Agreement, without the imposition of any Burdensome Conditions (as defined below).

(b) TD Bank shall have received from the Federal Reserve Board a determination or, as determined by TD Bank in its sole discretion, other acceptable confirmation, that the consummation of the Merger and the Transactions will not result in TD Bank being deemed to “control” Schwab (as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA) following consummation of the Merger and the other transactions contemplated thereby (the “TD Noncontrol Determination”).

(c) To the extent required by the OCC, TD Bank shall have received the approval of the OCC under 12 CFR Section 5.53 to enter into the amended and restated Insured Deposit Account Agreement.

(d) To the extent applicable, any waiting period or periods under the HSR Act with respect to the issuance of Parent Common Stock to TD Bank and its Affiliates shall have expired or been terminated.

(e) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated thereby (including the issuance of Parent Common Stock and Parent Nonvoting Common Stock to TD Bank and its Affiliates) shall be in effect, and no statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Authority or otherwise be in effect which prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated thereby (including the issuance of Parent Common Stock and Parent Nonvoting Common Stock to TD Bank and its Affiliates).

3.       Reasonable Best Efforts.

(a) Prior to the termination of the Merger Agreement or the Closing, TD Bank shall, and shall cause its Affiliates (which for purposes of this letter agreement shall exclude TD Ameritrade and its Subsidiaries and controlled Affiliates) to, use its reasonable best efforts to obtain the approvals set forth in Section 2 and any other approvals it or its Affiliates are required to obtain in connection with the Transactions (the approvals set forth in Section 2 and such other approvals collectively, the “Regulatory Approvals”). In furtherance and not in limitation of the foregoing, in connection with obtaining any of the Regulatory Approvals, TD Bank, its Affiliates and its Subsidiaries shall not be required under any provision of this letter agreement to (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of TD Bank, its Subsidiaries or its Affiliates, or any interest therein, or agree to any other structural or conduct remedy, (ii) otherwise take or commit to take any actions that would limit TD Bank’s, its Subsidiaries or its Affiliates’ freedom of action with respect to, or its or their ability to retain, any assets, properties, products, rights, services or businesses of TD Bank, its Subsidiaries or its Affiliates, or any interest or interests therein; (iii) take any action that would result in (A) TD Bank being deemed to “control” Schwab as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA or (B) Schwab being deemed to be in “control” of any of the TD Subsidiary Banks as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA or (iv) agree to do any of the foregoing, in each case of clauses (i), (ii) and (iv), if such action would reasonably be expected to have a material adverse effect on TD Bank and its Subsidiaries, taken as a whole, in each case measured on a scale relative to the size of TD Ameritrade and its Subsidiaries, taken as a whole (any of the actions described in this proviso, other than proposing or negotiating (but not committing to or effecting) the actions as set forth in clause (i) of this proviso, a “Burdensome Condition”); provided that this sentence shall not apply with respect to the Noncontrol Determinations, which shall be governed solely by Section 3(b) below. The parties shall keep each other reasonably updated and apprised of the status and progress towards obtaining the Regulatory Approvals.

(b) TD Bank agrees to modify (i) its post-Merger voting rights and governance arrangements as contemplated by the Merger Agreement and/or the Stockholders Agreement and/or (ii) the terms of the IDA Amendment, in each case to the extent necessary to obtain the TD Noncontrol Determination (provided that for this purpose any “other acceptable confirmation” as used in that term must be satisfactory to each of TD Bank and Schwab in its sole discretion) and to enable Schwab to obtain from the Federal Reserve Board a determination in form and substance reasonably satisfactory to Schwab or, as determined by Schwab in its sole discretion, other acceptable confirmation, that the consummation of the Merger and the other Transactions will not result in Schwab being deemed to “control” any of the TD Subsidiary Banks (as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA) (the “Schwab Noncontrol Determination” and, together with the TD Noncontrol Determination (but subject to the proviso above), the “Noncontrol Determinations”), provided that TD Bank shall not be required to take any action which would result in a loss of its ability to account for its ownership of the shares of Parent Common Stock and Parent Nonvoting Common Stock to be issued to it in the Merger on an equity accounting basis.

4.       Amendment or Waiver of Merger Agreement. TD Ameritrade and Schwab each agrees that it will not, without the prior written consent of TD Bank (which may be withheld in its sole discretion) amend, supplement, restate, waive or otherwise modify any other provision of the Merger Agreement so as to (a) reduce the Exchange Ratio, (b) change the form or amount of the Merger Consideration to be received by TD Bank or its Affiliates (including the amount of Nonvoting Common Stock to be received relative to the amount of Common Stock to be received), (c) alter or change the form of the Certificate of Incorporation of the Surviving Corporation attached as Exhibit A to the Merger Agreement, (d) adversely affect the tax consequences to TD Bank with respect to the consideration to be received in the Merger, or (e) affect any of the provisions in Section 8.10 of the Merger Agreement relating to TD Bank.

5.       Transaction Litigation. Each of the parties hereto shall promptly notify the other of any Transaction Litigation (which for purposes of this letter agreement shall include any proceedings involving TD Bank or its Affiliates or Representatives related to the Merger Agreement or any of the transactions contemplated thereby, including the Merger) and shall keep the others informed regarding any Transaction Litigation. Each of the parties hereto shall cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other parties the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation and shall give the other party’s advice due consideration with respect to such Transaction Litigation.

6.       Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

7.       Jurisdiction and Exclusive Venue. Each of the parties hereto (a) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute arises out of this letter agreement or for recognition and enforcement of any judgment in respect thereof, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this letter agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (d) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (e) agrees that it shall not bring any action relating to this letter agreement in any court other than the aforesaid courts.

8.       Specific Performance. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (i) for any breach of the provisions of this letter agreement or (ii) in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to specifically enforce the terms and provisions of this letter agreement, without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that (x) by seeking the remedies provided for in this Section 7, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this letter agreement, including monetary damages and (y) nothing contained in this Section 7 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 7 before pursuing damages nor shall the commencement of any action pursuant to this Section 7 or anything contained in this Section 7 to pursue any other remedies under this letter agreement that may be available then or thereafter.

9.       ToS Agreement. TD Ameritrade shall refrain from taking the actions specified on Exhibit A with respect to the contract described therein.

10.       Miscellaneous. This letter agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same instrument. This letter agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11.       No Limitation of Rights. Nothing in this letter agreement limits any of the rights or obligations of Schwab or TD Bank under that certain Voting and Support Agreement, dated as of the date hereof, between TD Bank and Schwab.

[Signature page follows.]

Very truly yours,

The Toronto-Dominion Bank

By:	/s/ Riaz Ahmed
Name:	Riaz Ahmed
Title:	Group Head and Chief Financial Officer

Accepted and agreed to as of
the date set forth above.

The Charles Schwab Corporation

By:	/s/ Walter W. Bettinger II
Name:	Walter W. Bettinger II
Title:	President and Chief Executive Officer

TD Ameritrade Holding Corporation

By:	/s/ Stephen J. Boyle
Name:	Stephen J. Boyle
Title:	Chief Executive Officer

EXHIBIT A

Pursuant to the Trading Platform Hosting and Services Agreement, by and among TD Waterhouse Canada, Thinkorswimcanada, Inc., TD Ameritrade Holding Corporation, Thinkorswim Group Inc. as in effect on the date of this Agreement (the “ToS Agreement”), the Tos Agreement will automatically renew on the same terms and conditions for an additional period of two years if a non-renewal notice is not provided at least 90 days prior to the end of the term. With respect to the first non-renewal period after the date of this Agreement, TD Ameritrade will not provide (or allow any other TD Ameritrade party to provide) a non-renewal notice under the ToS Agreement and accordingly the ToS Agreement will automatically renew with the same terms and conditions for an additional two year period.